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                                                                    Exhibit 99.1

[LETTERHEAD OF TRUE NORTH]


Date:     December 29, 1997                                             NEWS
Contact:  Susan Geanuleas of True North Communications, 312/425-6570
          Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 102 Joele Frank of the Abernathy/MacGregor Group, 212/371-5999


          FOR IMMEDIATE RELEASE

          DELAWARE SUPREME COURT UPHOLDS TRUE NORTH POSITION
          - TRUE NORTH SHAREHOLDER VOTE ON BJKE TOMORROW -

CHICAGO -- True North Communications Inc. (NYSE: TNO) today announced that the Supreme Court of Delaware upheld the decision of the State's Chancery Court, that Publicis Communication be enjoined from interfering with a True North shareholder vote on a proposed merger transaction with Bozell, Jacobs, Kenyon & Eckhardt (BJKE). The Supreme Court deemed last week's decision by Delaware Chancellor William Chandler to be an "excellent and well-reasoned opinion."

True North is proceeding with its special shareholder meeting scheduled for Tuesday morning, December 30, in Chicago, to approve the BJKE transaction.

The Delaware Supreme Court reviewed the Chancery Court's decision due to an appeal by Publicis, following the Chancery Court's injunction issued against them on December 23, and a temporary restraining order issued on December 16.

True North had maintained that Publicis was disallowed from interfering with its proposed BJKE transaction, based upon contractual agreements between Publicis and True North. A similar ruling and injunction had been issued by U.S. District Court, in Illinois, before the decision had been directed to Delaware for jurisdictional reasons.

Bruce Mason, chairman and CEO of True North, commented, "Each court, in each of their considered opinions, viewed the contractual terms between True North and Publicis as clearly as we did. We are proceeding with the shareholder vote on the BJKE transaction -- which at the core, has always been the important good news for True North amidst the past month's activities."

Following a BJKE merger, True North Communications would include two global advertising networks, Foote, Cone & Belding Worldwide and Bozell Worldwide, and become the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.